                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.  20549


                               ---------------

                                   FORM 8-K

                                CURRENT REPORT


                      Pursuant to Section 13 or 15(d) of
                     The Securities Exchange Act of 1934

                               ---------------


      Date of Report (Date of earliest event reported): January 24, 1994


                               USX Corporation
      -----------------------------------------------------------------
           (Exact name of registration as specified in its charter)



   Delaware                     1-5153                    25-0996816
- ---------------              -----------              ------------------
(State or other              (Commission                (IRS Employer
jurisdiction of              File Number)             Identification No.)
 incorporation)



    600 Grant Street, Pittsburgh, PA                        15219-4776
   ----------------------------------                      ------------
(Address of principal executive offices)                    (Zip Code)


                                (412) 443-1121
                       -------------------------------
                       (Registrant's telephone number,
                             including area code)

Item 5. Other Events.
        ------------

B&LE Litigation; MDL 587

     On January 24, 1994, the U.S. Supreme Court denied a Petition for Writ of Certiorari by the Bessemer and Lake Erie Railroad (the "B&LE") in the Lower Lake Erie Iron Ore Antitrust Litigation ("MDL-587"). As a result, the decision of the U.S. Court of Appeals for the Third Circuit affirming judgments against the B&LE of approximately $498 million (plus interest) relating to antitrust violations by the B&LE was permitted to stand. In addition, the Third Circuit decision remanded the claims of two plaintiffs for retrial of their damage awards. At trial these plaintiffs asserted claims of approximately $8.1 million, but were awarded only nominal damages by the jury.

     The B&LE was a wholly owned subsidiary of the Corporation throughout the period the conduct occurred. It is now a subsidiary of Transtar, Inc. ("Transtar"), in which the Corporation has a 45% equity interest. These actions were excluded liabilities in the sale of the Corporation's transportation units in 1988, and the Corporation is obligated to reimburse Transtar for judgments paid by the B&LE.

     Following the Court of Appeals decision, the Corporation, which had previously accrued $90 million on a pre-tax basis for this litigation, charged an additional amount of $619 million on a pretax basis against the results of the U.S. Steel Group in the second quarter of 1993. In December 1993, the Corporation and LTV Steel Corp. ("LTV"), one of the plaintiffs in MDL-587, agreed to settle all of LTV's claims in that action for $375 million. The Corporation's potential liability in the LTV portion of the case was estimated to be in excess of $500 million at year end 1993. The Corporation made a payment of $200 million to LTV on December 29, 1993 and is obligated to pay an additional $175 million not later than February 28, 1994. Claims of three additional plaintiffs were also settled in December 1993. These settlements resulted in a pretax credit of approximately $127 million in the fourth quarter financial results of the U.S. Steel Group. As a result of the denial of the Petition for Writ of Certiorari, judgments for the remaining MDL-587 plaintiffs (other than those which had been remanded for retrial), totaling approximately $210 million, including post-judgment interest, are due for payment in the first quarter of 1994.

SWEPCO Settlement

     On January 25, 1994 the Corporation's Delhi Gas Pipeline Corporation ("Delhi") subsidiary and Southwestern Electric Power Company ("SWEPCO"), a subsidiary of Central and South West Corporation ("C&SW"), entered into a settlement agreement to resolve ongoing litigation which began in 1991. In SWEPCO v. Delhi Gas Pipeline Corporation, No. 56-91, which was filed in the 276th

Judicial District Court in Marion County, Texas, on March 7, 1991, SWEPCO alleged that Delhi had been overcharging for gas sold under a fifteen-year gas purchase contract which expired in April, 1995 and that Delhi included gas in its sales under that contract which SWEPCO was not committed to purchase. SWEPCO sought a refund of alleged overcharges from January 1, 1985 plus interest through the date of final judgment and a determination that gas being delivered to it since April 1, 1991 was not properly dedicated to SWEPCO and that at least a portion of the purchase price of such gas should be refunded. The settlement agreement provides that SWEPCO will pay Delhi the price under the gas contract through January 1994. The settlement agreement also provides for a new four-year agreement enabling Delhi to supply gas to SWEPCO's Wilkes and Lone Star power plants in East Texas at market sensitive prices. Delhi has also entered into a four-year transportation agreement to serve C&SW's Central Power and Light Laredo Plant in south
Texas.

Labor Agreement

     USX entered into a new five and one-half year contract with the United Steelworkers of America ("USWA") effective February 1, 1994, covering approximately 15,000 employees. The agreement will result in higher labor and benefit costs for the U.S. Steel Group each year throughout the term of the agreement. The agreement includes a signing bonus of $1,000 per USWA represented employee that will be paid in the first quarter of 1994, $500 of which represents the final bonus payable under the existing agreement. Management believes that this agreement is competitive with labor agreements reached by U.S. Steel's major domestic integrated competitors and thus does not believe that U.S. Steel's competitive position with regard to such other competitors will be materially affected by its ratification.

Sale of Steel Stock

     On January 26, 1994 the Corporation executed an Underwriting Agreement with Morgan Stanley & Co. Incorporated in connection with the issuance of 4,500,000 shares of USX-U.S. Steel Group Common Stock, plus an over-allotment of 500,000 shares, at a price of $41.00 per share pursuant to a shelf registration on Form S-3, File No. 033-51621.

Item 7. Financial Statements and Exhibits.
        ---------------------------------

     (c) Exhibits

           1.) Underwriting Agreement dated January 26, 1994.

          10.) Settlement Agreement between Delhi Gas Pipeline Corporation and Southwestern Electric Power Company dated January 25, 1994.


                                  SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       USX CORPORATION


                                       By /s/ L. B. Jones
                                          -----------------
                                          L. B. Jones
                                          Vice President & Comptroller
Dated: January 31, 1994